Exhibit 99.1

NEWS RELEASE

For more information contact:
Michael G. Potter
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS SECOND QUARTER 2010 RESULTS;
ACHIEVES FURTHER SEQUENTIAL GAINS IN REVENUE, GROSS MARGIN, NET INCOME AND CASH FLOW FROM OPERATIONS

Second Quarter 2010 Highlights:

•
Revenue of $77.1 million, an increase of 10% compared to 1Q10 and up 64% compared to 2Q09.
•
Gross margin of 61.2%, compared to 58.5% in 1Q10 and 52.4% in 2Q09.
•
Net income of $0.14 per share, compared to net income of $0.10 per share in 1Q10 and a net loss of $0.02 per share in 2Q09.

HILLSBORO, OR - July 22, 2010 - Lattice Semiconductor (NASDAQ: LSCC) today announced financial results for the second quarter ended July 3, 2010.

For the second quarter, revenue was $77.1 million, an increase of 10% from the $70.4 million reported in the prior quarter, and an increase of 64% from the $46.9 million reported in the same quarter a year ago. FPGA revenue for the second quarter was $24.6 million, an increase of 5% from the $23.4 million reported in the prior quarter, and an increase of 43% from the $17.2 million reported in the same quarter a year ago. PLD revenue for the second quarter was $52.5 million, an increase of 12% from the $47.0 million reported in the prior quarter, and an increase of 77% from the $29.7 million reported in the same quarter a year ago.

Net income for the second quarter was $16.7 million ($0.14 per share), compared to $11.1 million ($0.10 per share) in the prior quarter and a net loss of $2.7 million ($0.02 per share) reported in the same quarter a year ago.

Other income, net, for the second quarter was $0.9 million compared to $0.3 million reported in the prior quarter and $0.2 million reported in the same quarter a year ago. Other income, net, included a realized gain of $0.7 million in the second quarter of 2010 related to the sale of excess real estate in China. Other income, net, included a gain of less than $0.1 million in the first quarter and second quarter of 2010 related to the sale of a portion of the Company's auction rate security portfolio. During the same quarter a year ago, the Company recorded an impairment charge of $0.5 million related to an other-than-temporary decline in fair value of auction rate securities.

Bruno Guilmart, Lattice's President and CEO, commented, "This was another strong quarter for us with growth across all geographies, end markets and product categories. The second quarter was the strongest quarter ever for our new FPGA business and our MachXO product family. LatticeECP3 revenue more than doubled from the prior quarter and it continues to be the best launch of an FPGA product in the Company's history. Our mid-range FPGAs continue their feature and low power leadership and remain particularly attractive to the wireless communications market. We continue to build design win momentum with our LatticeECP3, LatticeXP2, MachXO and Power Manager solutions in the communications, computing and consumer markets. We are well positioned with our comprehensive roadmap in the low density space, and we are working on capturing new opportunities in high-end portable consumer applications, such as smartphones, advanced digital cameras and other products, which represent a new attractive growth segment not currently served by traditional programmable logic. We remain very confident in our business given existing customer demand, momentum with new product families, and the successful transition to our improved distributor network over the last year.”

Michael G. Potter, Lattice's Corporate Vice President and Chief Financial Officer, added, "Our results reflect both our successful growth strategy and disciplined control of operating expenses. The fact that we were able to improve our gross margin to 61.2% in the second quarter underscores the increased volumes we are achieving, favorable product mix and the continued benefits from our prior cost reduction actions. However, we also realized a one-time benefit of some sales of older, fully reserved products in Q2 2010. We generated $28.1 million of cash from operations, ending the quarter with a cash, cash equivalents and short-term marketable securities balance of $212.0 million. Our remaining balance of advance credits with Fujitsu was used in the second quarter. Inventory at July 3, 2010 was $26.8 million, compared to $24.7 million in the prior quarter and $28.1 million in the year ago period. Currently, we do not see capacity related issues with our supply chain partners and we continue to meet customer demand.”

Second Quarter Highlights:

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Named Nu Horizons Electronics Corp. as a global distributor for the full range of Lattice products.
•
Released Version 1.0 of Lattice Diamond FPGA design software, the new flagship design environment for Lattice FPGA products. Lattice Diamond software provides a complete set of powerful tools, efficient design flows, and modern user interface that enable designers to more quickly target low power, cost sensitive FPGA applications.
•
Partnered with Affarii Technologies to successfully demonstrate the industry's lowest cost, low power Remote Radio Head (RRH) solution at 1300mW per antenna. The integration of all RRH processing was achieved on a single LatticeECP3-150 device, part of Lattice's high value low-power LatticeECP3 FPGA family.
•
Announced the availability of a new low cost PCI Express development kit for its award winning LatticeECP3 FPGA family. The kit will typically allow users to achieve working PCI Express hardware in thirty minutes, and a known good starting point for a design in less than two hours.
•
Published "Power 2 You," a book on implementing board power supply management solutions that reduce costs, improve reliability and manage risk. Lattice also announced the Hercules development kit to accelerate time to market for these power management applications.

Business Outlook - Third Quarter 2010:

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Revenue is expected to be flat to up 5% on a sequential basis.
•
Gross margin percentage is expected to be approximately 59% to 61% of revenue.
•
Total operating expenses are expected to be approximately $31 million.
•
We expect continued profitability in the third quarter.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review detailed second quarter 2010 results on Thursday, July 22, 2010 at 5:00 p.m. EDT. The conference call-in number is 1-706-758-4489. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. Our financial guidance will be limited to the comments on our public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. EDT on July 29, 2010, by telephone at 1-706-645-9291. To access the replay, use conference identification number 87291432. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties, including statements relating to our business outlook, including those under the heading "Business Outlook - Third Quarter 2010"; our growth opportunities across geographies, end markets and product categories; LatticeECP3 continuing to be the best launch in Company history; our mid-range FPGAs continuing their feature and low power leadership; that we will continue to build momentum with design wins with our LatticeECP3, LatticeXP2, MachXO and Power Manager solutions in the communications, computing and consumer markets; our position with our comprehensive roadmap and capturing new opportunities; attractive growth segments; our confidence in our business; achieving increased volumes; favorable product mix and benefits from cost reduction actions; and absence of capacity related issues and our continuing to meet customer demand. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly "turns" business. In addition, revenue is affected by such factors as global economic conditions which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our LatticeECP3 solution, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, variations in manufacturing yields, the failure to sustain operational improvements, the effects of transitioning certain distributors from the sell-to to the sell-through business model, and compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges, including without limitation, restructuring charges or any impairment charges related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities, could adversely affect our profitability during the quarter.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's continued ability to successfully transition certain of its distributors, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the compromised liquidity of the Company's auction rate securities, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions. For more information, visit www.latticesemi.com

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), ispLEVER, LatticeECP3, LatticeXP2, sysDSP and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended
	July 3, 2010	April 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Revenue	$77,119	$70,432	$46,900	$147,551	$90,236
Costs and expenses:
Cost of products sold	29,889	29,264	22,314	59,153	42,972
Research and development	15,158	14,682	13,811	29,840	28,702
Selling, general and administrative	16,385	15,418	13,573	31,803	26,516
Amortization of intangible assets (1)	—	—	—	—	228
Restructuring (2)	(120)	82	(15)	(38)	(40)
	61,312	59,446	49,683	120,758	98,378
Income (loss) from operations	15,807	10,986	(2,783)	26,793	(8,142)
Other income (expense), net (3)	945	302	189	1,247	(323)
Income (loss) before provision for income taxes	16,752	11,288	(2,594)	28,040	(8,465)
Provision for income taxes	16	199	125	215	4
Net income (loss)	$16,736	$11,089	$(2,719)	$27,825	$(8,469)

Net income (loss) per share (4):
Basic	$0.14	$0.10	$(0.02)	$0.24	$(0.07)
Diluted	$0.14	$0.10	$(0.02)	$0.23	$(0.07)

Shares used in per share calculations:
Basic	116,101	115,669	115,538	115,873	115,517
Diluted	120,270	116,717	115,538	118,727	115,517
______________________
Notes:

(1)	Intangible assets subject to amortization relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 which became fully amortized during the first quarter of 2009.

(2)
Represents costs and adjustments incurred under corporate restructuring plans. During the second quarter of fiscal 2010, the Company recorded a net credit of $0.1 million primarily resulting from changes in original estimates of severance and related costs. During the first quarter of fiscal 2010, the Company recorded a charge of $0.1 million comprised primarily of severance and related costs. During the first and second quarters of fiscal 2009, the Company incurred a net credit of less than $0.1 million primarily resulting from changes in original estimates under these restructuring plans.

(3)
During the second quarter of fiscal 2010, the Company recognized a gain of $0.7 million related to the sale of real property in Shanghai, China. During the second quarter of fiscal 2009, the Company recognized an impairment charge of $0.5 million related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities, net of a realized gain of $0.2 million on sale of auction rate securities. No impairment charge was recognized in fiscal 2010.

(4)
For the three and six months ended July 3, 2010 and the three months ended April 3, 2010, the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. For the three and six months ended July 4, 2009, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and warrants, as they are antidilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 3, 2010	January 2, 2010
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$211,992	$164,540
Accounts receivable, net	47,293	33,551
Inventories	26,828	25,925
Other current assets	10,006	19,455
Total current assets	296,119	243,471
Property and equipment, net	35,892	36,507
Long-term marketable securities	12,724	12,939
Other long-term assets	3,445	3,640
	$348,180	$296,557

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$38,674	$27,797
Deferred income and allowances on sales to sell-through distributors	18,103	10,160
Total current liabilities	56,777	37,957
Other long-term liabilities	5,705	5,240
Total liabilities	62,482	43,197
Stockholders’ equity	285,698	253,360
	$348,180	$296,557

Lattice Semiconductor Corporation
– Supplemental Historical Financial Information –

	Q2 10	Q1 10	Q2 09
Operations Information
Percent of Revenue
Gross Margin	61.2%	58.5%	52.4%
R&D Expense	19.7%	20.8%	29.4%
SG&A Expense	21.2%	21.9%	28.9%

Depreciation and Amortization (in thousands)	3,460	3,508	3,488
Capital Expenditures (in thousands)	2,627	1,954	1,670
Stock Compensation Expense (in thousands)	1,277	1,195	1,091

Balance Sheet Information
Current Ratio	5.2	5.2	8.5
A/R Days Revenue Outstanding	55	62	51
Inventory Months	2.7	2.5	3.8

Revenue% (by Product Family)
PLD	68%	67%	63%
FPGA	32%	33%	37%

Revenue% (by Product Classification)
New	41%	40%	35%
Mainstream	35%	35%	37%
Mature	24%	25%	28%

Revenue% (by Geography)
Asia	68%	67%	64%
Europe (incl. Africa)	18%	18%	16%
Americas	14%	15%	20%

Revenue% (by End Market)
Communications	49%	52%	57%
Industrial & Other	25%	22%	19%
Computing	15%	15%	12%
Consumer	11%	11%	12%

Revenue% (by Channel)
Distribution	57%	55%	36%
Direct	43%	45%	64%
_____________________
New: LatticeECP3, LatticeXP2, LatticeECP2/M, MachXO, Power Manager II, ispClock A/D/S, ispMACH 4000ZE
Mainstream: ispXPLD, ispGDX2, ispMACH 4000/Z, ispXPGA, LatticeSC, LatticeECP, LatticeXP, ispClock, Power Manager I, Software and IP
Mature: FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, GDX/V, ispMACH 4/LV, all SPLDs

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